Exhibit 10.1
SERVICES AGREEMENT
THIS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2024 (the “Effective Date”), by and between Preferred Shareholder Services, LLC (“PSS”), a Delaware limited liability company and Applied Digital Corporation, a Nevada corporation (the “Company” or the “Issuer” and together with PSS the “Parties”).
WHEREAS, the Company will offer to investors deemed suitable pursuant to the standards set forth in FINRA Rule 2111 shares of its Series E Redeemable Preferred Stock (the “Shares”) to be offered and sold on the terms and conditions set forth in the Company’s registration statement on Form S-3 (Reg. No. 333-279155) and prospectus supplements filed with the Securities and Exchange Commission (the “SEC”), as the same may be amended or supplemented (the “Registration Statement”).
WHEREAS, the Issuer desires to retain PSS to act as its agent to procure or otherwise deliver certain services for the benefit of the Issuer in connection with the Offering, as set forth herein, and PSS is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between PSS and the Issuer (collectively, the “Parties”), as follows:
1.Appointment and Third Party Agreements
A.Computershare Agreement Agency. Pursuant to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints PSS as the Issuer’s agent for purposes of coordinating in procuring Computershare (“Computershare”), to provide transfer agent, registrar and paying agent services for the benefit of the Issuer during the term of the Offering and as required thereafter and for purposes of negotiating and executing an agreement with Computershare (“Computershare Agreement”) to provide investor and financial advisor online account and data access and services for the benefit of the Issuer in connection with the Offering and as required thereafter (“TASA Services”).
B.Alternative Investment Product Services. Subject to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints PSS to act as an agent duly authorized to assist on its behalf for purposes of considering and potentially negotiating an agreement with the National Securities Clearing Corporation (“NSCC”), or their successor in PSS’s sole discretion, (the “NSCC Agreement”) for the purposes of the Issuer’s participation in Alternative Investment Product.
C.Additional Agency. Pursuant to and in accordance with the terms and conditions herein set forth, the Issuer hereby retains and appoints PSS as its agent for purposes of assisting and procuring for the benefit of the Issuer any and all agreements ancillary to or required for completion of the services set forth in Exhibit A attached hereto, as amended from time to time (collectively, the “Services”), in addition to the Computershare Agreement.
D.Acceptance. PSS hereby accepts the appointment hereunder as agent of the Issuer and agrees to assist in procuring or otherwise deliver the Services in accordance with the terms and conditions hereinafter set forth.
2.Services and Terms
A.PSS shall procure or otherwise deliver the Services for Preferred Shares, pursuant to the policies and procedures applicable to such Services set forth on Exhibit A or as timely provided in writing by the Issuer to PSS.
B.PSS shall facilitate the negotiation and coordinate the execution of the Agreements as set forth above.
C.PSS shall determine the levels and priorities applicable to the Services and related actions taken in connection with Preferred Shares, but shall in all cases procure or otherwise deliver the Services within a commercially reasonable time as applicable. Further, in no event will PSS perform services related to the distribution of securities under this Agreement. For the avoidance of doubt, the Services shall not include any services that constitute or are deemed to be:
1.transfer agent services or that would otherwise require PSS to register as a transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
2.broker-dealer services or that would otherwise require PSS to register as a broker-dealer under the Exchange Act, including but not limited to investment banking services; or
3.investment advisory services or that would otherwise require PSS to register under the Investment Advisers Act of 1940 and/or corresponding state securities laws.
D.In the event an investor, broker-dealer, registered investment adviser who is registered under the Investment Advisers Act of 1940 or under applicable state securities laws, or licensed financial advisor contacts PSS regarding any of the issues set forth in Exhibit B attached hereto, PSS shall refer such investor, broker-dealer or financial advisor to another party in accordance with written instructions of the Issuer.
E.It is intended that PSS be deemed an independent service provider and that no employment relationship shall be created between the Issuer, on the one hand, and PSS or PSS’s employees, agents or subcontractors, on the other hand.
F.Nothing in this Agreement shall in any way be deemed to restrict the right of PSS to perform services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Issuer or any other person or entity not specifically undertaken by PSS hereunder.

G.The Issuer agrees to use reasonable efforts to provide PSS (1) advance written notice in the event that there are any changes to the Issuer’s governing documents or business practices or the Offering that would have an impact on the Services procured or delivered pursuant to this Agreement, including, but not limited to, changes to the Issuer’s dividend reinvestment plan, commissions and fees (including discounts) paid on sales of shares, share price, investor suitability standards, the states where shares are offered, distribution rates or record dates and payable dates, introduction of new securities offerings, and changes in business practices pertaining to certification of shares, book entry, electronic delivery of information to shareholders; and (2) prompt notice of the Issuer’s filing of a registration statement or any other form with the SEC, and any amendments thereto, that could materially affect the Services procured or delivered by PSS pursuant to this Agreement.
H.Within the sixty (60)-day period after the Effective Date, the Parties shall confer, diligently and in good faith, to agree upon (1) the operational service level standards that shall be measured under this Agreement, if any, and (2) the ongoing reports to the Issuer to be provided under this Agreement, if any, and/or as they arise.
3.Compensation and Payments
A.The Service Fees
The Issuer agrees to pay to PSS, and PSS agrees to accept as full compensation for all Services rendered by PSS as described on Exhibit A hereunder, a monthly fee based on the amount of Preferred Stock in a preferred stockholder account, in accordance with the Service Fee Schedule attached as Exhibit C (“Service Fees”). The Parties agree that the Service Fees to be paid as set forth in Exhibit C are competitive rates in the industry. The Issuer agrees to timely pay any and all fees due under this Agreement as set forth in Section 3.D, below.
B.Close Out Services
In order to facilitate the additional incremental data transfer, communications and recordkeeping necessary to implement an efficient closing of the Offering for all Parties, for the final six months prior to the scheduled closing of the Offerings, PSS will provide those specific services to accommodate this transition (the “Close Out Services”). The additional fee for the Close Out Services is provided on Exhibit C.
C.Subsequent Pricing
At least sixty (60) days before the expiration of the initial term of this Agreement or a Renewal Term as defined in Section 7 hereof, PSS and the Issuer agree to evaluate the need for an updated Exhibit C fee schedule for the upcoming Renewal Term, and if it is determined a new schedule is needed, the parties agree to negotiate in good faith. Changes to the fee schedule in Exhibit C shall be effective upon written approval and an amendment to Exhibit C, setting forth the new fee schedule, shall be attached as Amended Exhibit C to this Agreement.

In the event the Parties fail to agree upon a new fee schedule as of such date and neither Party exercises its right to terminate by such date, an automatic pricing update to the Service Fee shall take effect based on the following calculation: The Service Fee shall be adjusted at a minimum to an amount equal to the current Service Fee paid for the Services increased by the percentage increase for the twelve-month period of the previous calendar year of the CPI-W (defined below), or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, reasonably acceptable to the Parties. As used herein, “CPI-W” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.
D.Payment Schedule
All amounts due and payable under this Agreement, including all Exhibits thereto, shall be due and payable to PSS by the Issuer within thirty (30) calendar days of request for payment or reimbursement by PSS, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, only that portion of the fee or expense subject to the good faith dispute may be withheld. The Issuer shall notify PSS in writing within thirty (30) calendar days following the receipt of each invoice if the Issuer is disputing any amounts in good faith together with a statement specifying the portion of fees or expenses being withheld and a reasonably detailed explanation of the reasons for withholding such fees or expenses. If the Issuer does not provide such notice of dispute within the required time, the invoice will be deemed accepted. Whenever the Issuer withholds payment of a disputed portion of any invoice, the Parties will negotiate expeditiously and in good faith to resolve any such disputes within thirty (30) calendar days of the original notice of dispute. The Issuer shall settle such disputed amounts within ten (10) calendar days of the day on which the Parties agree on the amount to be paid by the payment of the agreed amount. If no agreement is reached, such disputed amounts shall be settled as may be required by law or legal process.
E.Late Payments
If any undisputed amount in an invoice of PSS (for fees or reimbursable expenses) is not paid when due, or if any disputed amount in an invoice of PSS (for fees or reimbursable expenses) is not paid when due and is subsequently determined to have been due, the Issuer shall pay PSS interest thereon (from due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) as published by the The Wall Street Journal (or, in the event that such rate is not so published, a reasonably equivalent published rate selected by PSS) on the first day of the publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of law.
F.Additional Services
From time to time the Issuer may request that PSS provide services to it beyond those Services contemplated in this Agreement (“Additional Services”). If PSS, in its sole discretion,

determines that contemplated Additional Services may require employees of PSS to spend in excess of 20 work hours dedicated to such Additional Services, PSS and the Issuer shall negotiate a separate statement of work and fee schedule regarding such Additional Services. For the avoidance of doubt, no Additional Services shall include any services that constitute or are deemed transfer agent services, or that would otherwise require PSS to register as a transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the avoidance of doubt, the Additional Services shall not include any services that constitute or are deemed:
1.transfer agent services or that would otherwise require PSS to register as a transfer agent under the Exchange Act;
2.broker-dealer services or that would otherwise require PSS to register as a broker-dealer under the Exchange Act, including but not limited to investment banking services; or
3.investment advisory services or that would otherwise require PSS to register under the Investment Advisers Act of 1940 and/or corresponding state securities laws.
4.Confidentiality of Records
A.As used herein, “Issuer Data” means all information and facts owned by the Issuer or collected on behalf of the Issuer, including, without limitation, any technical, business or investor information, of any kind, or in any form, format or medium (including, without limitation, all interrelated, unique data items or records in one or more computer files). PSS shall keep confidential any Issuer Data it receives, maintains, processes or otherwise accesses while providing the Services contemplated herein and will use such Issuer Data solely for performing its obligations under this Agreement. PSS will not release Issuer Data except as otherwise provided for in this Section 4 or with the written consent of the Issuer. Notwithstanding the above, PSS may release Issuer Data to its nominees, subcontractors or third-party service providers, including providers under the Computershare or other servicing agreements (the “Third Parties”), provided that each such Third-Party shall be required by PSS to agree to comply with the terms of confidentiality in this Agreement or other substantially similar terms.
B.The Issuer will provide PSS with such information as PSS may reasonably require in order to comply with its duties under this Agreement. PSS will maintain such reports and records as the Issuer may reasonably require and for such length of time as required by applicable laws, rules and regulations, and as set forth by the Issuer’s record retention policies, but at least as long as required by the record retention policy of PSS.
C.To the extent PSS is in possession of books and records required to be maintained by the Issuer, PSS agrees to deliver such books and records in its possession, if any, to the Issuer, upon Issuer’s demand, at the Issuer’s expense.
D.All records, data files, material, reports and other data received pursuant to this Agreement are the property of the Issuer, are confidential and will be delivered to the Issuer upon the Issuer’s demand at the Issuer’s expense. PSS’s record retention policies and practices are subject to inspection by the Chief Compliance Officer of the Issuer or the Issuer’s Secretary.
E.Both PSS and the Issuer shall have in place reasonable privacy and confidentiality policies and/or procedures in order to comply with all applicable privacy laws, rules, and regulations and to safeguard all Issuer Data. Such policies and/or procedures shall be available for review by either PSS, the Issuer, or the Chief Compliance Officer of the Issuer, upon request to the other party. Additionally, PSS shall use its best efforts to require that all Third Parties have in place appropriate physical, electronic, and procedural safeguards that comply with all applicable privacy laws, rules and regulations.
F.Notwithstanding anything to the contrary in this Agreement, PSS may disclose this Agreement and any amendments, terminations and renewals thereof upon the advice of counsel or as may be required by applicable laws, rules and regulations. Additionally, the Issuer may disclose this Agreement and any amendments, terminations and renewals thereof to third-party due diligence firms and their broker-dealer clients as the Issuer deems appropriate to facilitate the review of the Issuer’s offerings in connection with the sale thereof or upon the advice of counsel or as may be required by applicable laws, rules and regulations.
G.PSS is authorized to disclose information concerning Issuer Data to its affiliates and to Third-Parties as may be necessary solely in connection with the administration of or performance of this Agreement as set forth herein, to PSS’s internal and external auditors, accountants and counsel, and to any other person or entity when so advised by counsel where PSS may incur liability for failing to do so, including as may be required under applicable laws, rules and regulations or based upon requests by regulators or other government agencies.
H.Except for the agreement to exert reasonable efforts to attempt to correct failures of any Third-Party to operate in material compliance with the operational and confidentiality requirements provided herein and in their respective service agreements, PSS makes no warranty that errors or failures will not occur or that they may be resolved. Except as expressly stated herein or for an incident arising from PSS’s gross negligence or willful misconduct, PSS expressly disclaims responsibility for breaches of confidentiality or for loss of confidential data and Issuer Data by third parties.
5.Limitation of Liability; Indemnification
A.Limitation of Liability
1.PSS shall not be liable for any Losses (as defined in Section 5.B.1.) or action taken or omitted or for any loss or injury resulting from PSS’s (including, but not limited to, its agents, nominees and/or subcontractors) or third party service providers’ performance or failure to perform their respective duties hereunder in the absence of gross negligence or willful misconduct on their respective parts. In no event shall PSS be liable to the Issuer or any other person or entity (i) for acting in accordance with the Issuer’s instructions or instructions from any entity or individual reasonably believed by PSS to be an agent of the issuer; (ii) for special, consequential or punitive damages; (iii) for the acts or omissions of its correspondents, designees, agents, subagents; (iv) any Losses (as defined in Section 5.B.1.) due to forces beyond the reasonable control of PSS, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; or (v) for any violation or alleged violation of any federal securities law or any “blue sky” or state securities law. With respect to any Losses (as defined in Section 5.B.1.) incurred as a result of the acts or the failure to act by any correspondents, designees, agents, sub-agents, contractors or subcontractors, PSS shall take appropriate action, as determined by PSS in its sole discretion, to recover such Losses from such correspondents, designees, agents, sub-agents, contractors or subcontractors, and PSS’s sole responsibility and liability to the issuer shall be limited to such amounts, if any, recovered from the same less any costs and expenses incurred by PSS in any such recovery efforts. With respect to any and all Losses howsoever arising from or in connection with this Agreement or the performance of PSS’s (or its nominees’, subcontractors’ or third-party service providers’) duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to PSS’s performance hereunder, PSS’s sole responsibility and aggregate liability to the Issuer shall not exceed the amount of fees paid by the Issuer to PSS (exclusive of costs and expenses incurred by PSS) pursuant to Section 3 of this Agreement.
2.Notwithstanding any provisions of this Agreement to the contrary, PSS shall be under no duty or obligation to inquire into, and shall not be liable for:
i.the legality of the issue, purchase, sale or transfer of any securities, the sufficiency of the amount to be paid or received in connection therewith, or the authority of the Issuer to request such issuance, purchase, sale or transfer;
ii.the legality of the declaration of any dividend by the Issuer, or the legality of the issue of any securities in payment of any stock dividend;
iii.the legality of any recapitalization or readjustment of the securities; or
iv.the legality or accuracy of any tax reporting, withholding or cost basis reporting.
3.Third-Party Information
PSS shall have no responsibility for the accuracy of any information that has been provided by or obtained from third parties.
4.Trustee or Fiduciary
Nothing contained herein shall cause PSS to be deemed a trustee or fiduciary for or on behalf of the Issuer, any investor, or any other person or entity. The Services delivered by PSS hereunder are in addition to the services provided by PSS under any other agreements, if applicable, between the Parties.

B.Indemnification
1.The Issuer agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless PSS, and when appropriate, its agents, nominees and subcontractors, and their respective officers, directors, partners, employees, associated persons, agents and control persons against any and all losses, claims, damages, liabilities and expenses, including reasonable legal (including attorneys’ fees), and other expenses (collectively referred to herein as “Losses”) incurred in investigating or defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to PSS’s performance hereunder. Provided, however, that nothing contained herein shall require that PSS (or its agents, nominees and sub-contractors) be indemnified for direct money damages to the extent they are caused by its gross negligence or willful misconduct. Nothing contained herein shall limit or in any way impair the right of PSS to indemnification under any other provision of this Agreement. For purposes of this Section 5.B, “control persons” with respect to an entity, means those persons who possess, directly or indirectly, the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.
2.PSS agrees, to the extent permitted by applicable federal and state law (including, but not limited to, federal and state securities law) to indemnify, defend and hold harmless the Issuer, and its officers, directors, partners, employees, associated persons, agents and control persons, from and against any and all Losses incurred in investigating or defending such claims or liabilities, joint or several, whether or not resulting in any liability to such persons, to which they or any of them may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon this Agreement or the performance of their duties hereunder, the enforcement of this Agreement and disputes between the Parties hereto or otherwise related to the Issuer’s performance hereunder. Provided, however, that nothing contained herein shall require that the Issuer (or its agents, nominees and sub-contractors) be indemnified for direct money damages to the extent they are caused by its gross negligence or willful misconduct. Nothing contained herein shall limit or in any way impair the right of the Issuer to indemnification under any other provision of this Agreement.
3.The Parties agree that PSS may assign to the Issuer, at the Issuer’s request, any and all rights of subrogation PSS may have against any third-party vendors, correspondents, agents, sub-agents, contractors, sub-contractors or consultants and in full satisfaction of any obligation of indemnity PSS may have to the Issuer under this Agreement.
4.Any indemnified party entitled to contribution or indemnification will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another indemnifying party or indemnifying parties, notify such other indemnifying party or indemnifying parties. Failure to so notify such other indemnifying party or indemnifying parties shall not relieve such other indemnifying party or indemnifying parties from any other obligation it or they may have hereunder or otherwise, unless the indemnifying party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other indemnifying party or indemnifying parties are so notified, such other indemnifying party or indemnifying parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other indemnifying party or indemnifying parties to the indemnified party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the indemnifying party or indemnifying parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the indemnified party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent, which shall not be unreasonably withheld.
6.Certain Acknowledgments and Covenants of the Issuer and PSS
Each of the Issuer and PSS hereby acknowledges and agrees that PSS (A) is not a registered transfer agent under Section 17A(c) of the Exchange Act and is not acting as a fiduciary or in the capacity of a transfer agent; (B) is not a member of the Financial Industry Regulatory Authority (FINRA) and is not acting as a broker or dealer in connection with delivering Services; and (C) is not registered as an investment adviser under the Investment Advisers Act of 1940 and/or any similar state securities laws, rules, or regulations.
7.Term and Termination
A.The initial term of this Agreement shall commence on the Effective Date and shall expire twelve months after the close of the Offering.  Upon the expiration of such initial term or any renewal term thereafter, this Agreement shall then automatically be renewed for a one (1)-year period (each such renewal, a “Renewal Term”).  Notwithstanding the above, the Agreement may otherwise be terminated earlier as follows:
1.By either Party, after having given the other Party at least sixty (60) calendar days’ advance written notice of its intent to terminate.
2.In the event that PSS shall fail to perform material services hereunder and such failure could result in a material adverse effect on the Issuer’s business or operations, and such material non-compliance is not cured within sixty (60) days of receipt of written notice of non-compliance from the Issuer, the Issuer may terminate this Agreement upon written notice to PSS.
B.In the event that this Agreement is terminated, regardless of the reason for such termination, PSS agrees to cooperate with the Issuer to provide for an orderly transfer of functions to the successor service provider.

8.Survival of Terms
The provisions of Section 4 (Confidentiality of Records), Section 5 (Limitation of Liability; Indemnification), Section 11 (Governing Law and Venue), Section 8 (Survival of Terms); and Section 3 (Compensation), shall survive any termination of this Agreement.
9.Notices
Unless otherwise provided herein, all notices or other communications under this Agreement must be in writing and signed by an authorized officer (or such other persons as either Party shall specify in written notice to the other).
All such notices shall be deemed given and received when delivered by hand or facsimile transmission in conjunction with a transmission confirmation, or after three (3) days following placement in the U.S. mail addressed to the other Party, first class certified mail, or via overnight courier service, at the applicable address set forth in this Section.
If sent to PSS: Jeff Smith – Chief Executive Officer, 3290 Northside Pkwy NW, Suite 800, Atlanta, GA 30327
If sent to the Issuer: David Rench – Chief Financial Officer, 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219
10.Non-Waiver
The failure of any Party to insist upon or enforce strict performance by any other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.
11.Assignment
Except for the assignment by PSS (i) to a successor corporation upon the merger or consolidation of PSS, (ii) to an affiliate of PSS, or (iii) upon the sale of all or substantially all of PSS’s business of providing services similar to the Services, this Agreement shall not be assigned by any Party without the prior written consent of the other Party.
12.Governing Law and Venue
This Agreement shall be construed in accordance with the applicable laws of the State of Georgia, excluding the conflict of laws provisions thereof. Any aggrieved Party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Fulton County, Georgia. By execution of this Agreement, each Party hereby submits itself to the in personam jurisdiction of all courts of

Fulton County, Georgia, and waives any right they may have to seek any change of jurisdiction or venue.
13.Severability
In the event any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties.
14.Use of Preferred Shareholder’s Services, LLC Name
The Issuer shall obtain the prior written consent of PSS for any reference to PSS or services to be furnished by PSS in any communication or document; provided that PSS shall have no responsibility or liability for the content of any such communication or document. Issuer does not require PSS permission regarding disclosures in the Issuer’s registration statement, prospectus, or statement of additional information. However, PSS shall have the opportunity to review such disclosure prior to its dissemination. PSS shall obtain the prior written consent of the Issuer for any reference to the Issuer or the Issuer in any PSS communication or document, other than those contracts or agreements referenced or contemplated herein; provided that the Issuer shall have no responsibility or liability for the content of any such communication or document.
15.Headings
    The section and paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.
16.Counterparts
    This Agreement may be executed in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.
17.Attorneys’ Fees
Unless otherwise contemplated in this Agreement, the Parties agree to pay their own attorneys’ fees and costs as may be incurred in negotiating, preparing and drafting this Agreement, whether the same is finally entered into and executed or not.
18.Amendment; Entire Agreement
No modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon PSS or the Issuer unless made in writing and duly signed by authorized officers of each of PSS and the Issuer. This Agreement constitutes the entire understanding between the Parties, and all prior or contemporaneous correspondence, conversations or memoranda are merged in, replaced by and without effect on this Agreement.
(signature page follows)

IN WITNESS WHEREOF, the Parties have duly executed this Service Agreement as of the Effective Date.
Preferred Shareholder Services, LLC

By: /s/ Jeff Smith
Name: Jeff Smith
Title: Chief Executive Officer

Applied Digital Corporation

By: /s/ David Rench
Name: David Rench
Title: Chief Financial Officer

EXHIBIT A
Services
Services Offered for the Services Fee
•Answer and resolve all incoming issuer-related administrative calls to the issuer from broker-dealers and financial advisors, which do not relate to the distribution of the Issuer’s Shares
•Negotiate and set up interactive voice response strategy & call flows between the Issuer and other parties
•Respond to incoming phone calls, e-mails, faxes, web, and mail correspondence relating to administrative services for the Issuer
•Develop, maintain and/or seek approvals for or consultative services on administrative forms (hard copy or electronic) required for the Issuer’s daily operations (including the subscription agreement; investor, financial advisor or custodian administrative form changes; transfer on death forms; distribution reinvestment plan forms; tender request forms)
•Oversee and administer e-delivery program for investor communications including tax forms, quarterly statements, proxies and annual reports
•Facilitate, oversee and act as a liaison to the transfer agent on behalf of the Issuer for the following non-exclusive list of services:
oFacilitate contracting, pricing and service level agreement negotiation with the transfer agent
oOversight of transfer agents, technology vendors, telephone vendors, printers, statement companies, Depository Trust & Clearing Corporation, or other vendors providing similar services in connection with services it provides the Issuer, and qualified plan custodians.
oFacilitate new product / new offering procedures as they pertain to systems and technologies.
oOversight of investor-qualified plan custodian calls
oOversight of distributions processing and communications
oOversight of managing dealer commissions calculations
oOversight of rescissions processing and communications
oProcessing of tender offers and tracking and communication of the same
oOversight of deposit processing
oOversight of ownership transfer, resales and secondary market oversight, if applicable
oOversight of tax form generation and, where applicable; organizing the printing, mailing, re-printing, and electronic availability of the same.
•Implementation of mandatory cost basis regulation for the following non-exclusive list of services:
oOversight and development of Vision, FAN Web (Financial Advisor and Investor transactional websites) and FAN Mail or other similar services offered by the transfer agents or other vendors providing similar services
oFacilitation and servicing of investments by foreign investors, if allowable

oOversight of various statement coordination, including account, distribution and confirmation statements
oEnsure invoice reconciliation from various vendors (by providing confirmation that vendors are adhering to the contracted pricing & terms)
•Provide analysis and consultative services, as needed, regarding transfer agent, custodial fund clearing services and related strategies
•Provide support, as needed, for business or regulatory purposes (including position reports and investor counts)
•Facilitate, but not undertake, customer and financial advisor oversight of:
oTransfer agent compliance and regulatory issues (SEC, FINRA, OFAC, Privacy Act, and the Electronic Transactions Act)
oBlue sky matters (including communication and reporting to prevent blue sky concerns)
•Internal and external client services training on processes and procedures
•Perform outbound research and problem resolution calls (as it pertains to not-in-good-order “NIGO” issues) related to the processing of subscription orders, repurchases, redemptions and similar activities
•Responding to all escalated issues including but not limited to:
oInvestor and financial advisor phone calls
oNew business and maintenance issues and cures
oLost shareholder / escheatment
oTIN certifications / IRS B and C notices
•Maintenance and supervision of Vision and transfer agent, custodian, or other similar vendor or portal’s website log-ins
•Act as liaison to clearing firms, custodians and broker-dealers, including set up, problem-resolution, running reports, and reconciliations with respect to issuer-related operational considerations
•Providing executive Management and Ad-hoc reports
•Generation of issuer’s investor and financial advisor communications and provide consultation regarding the same to the extent that it does not require PSS to register as a broker-dealer, registered investment adviser, or transfer agent
•Facilitation of systems enhancement / development and provide consultation regarding the same
•Development and maintenance of a data bridge for sales and tax reporting
•Assist in negotiation and continued oversight of custodial accounts and /or escrow arrangements
•Procure and oversee fulfillment services
•Provide primary transfer agent contact names and telephone numbers to Administrator for direct contact purposes, including disaster recovery and continuing business activities
•Development of investor and financial advisor statements
•Development of operational forms and instructions
Shareholder Communication Services
•Development of fund investor stationery
•Development and implementation of branding

•Creation of budget & planning for the next year
•Development of issuer biographies subject to the Issuer’s review and approval
•Provide investor relations/communications services for the following non-exclusive list of services:
oGeneral communication traffic coordination
oCorporate restructuring
oCoordinate and administer proxy firm and related services, including solicitation
•Coordinate approvals, print and distribute or mail (as needed) regarding the following activities which shall be prepared by the Issuer:
oValuation letters
oTender offers
oNotice of deemed distribution approach
oDistribution declaration
•Draft, coordinate approvals, print and distribute the following communications which shall be prepared by the Issuer:
oAnnual and quarterly reports
oCover letter & envelopes for Offering Circulars
oError letters
oStatement updates (i.e. statement messages, tax messages)
oCrisis and other communications as needed
oQ&A’s
•Manage and/or communicate corporate events regarding the following activities which shall be prepared by the Issuer:
oName changes
oLiquidation events
oLawsuits
oTax issues
oFA e-mails (announcements, press releases, etc.)
oOther matters as they arise
•Manage platform communications regarding the following which shall be prepared by the Issuer:
oMonthly e-newsletter
oArrange conference calls to BD/FA/RIA community
•Coordinate and maintain investor sections of the Issuer website
oPost forms & filings
oArrange and test FanWeb and other links
oMaintain/communicate other content as required

EXHIBIT B
Service Escalations to the Issuer and Its Designee
•Legal requests
•Requests for Shareholder lists
•Rescission requests
•Foreign investor reviews and approvals
•Questionable resales
•Some transfers requiring legal back up

EXHIBIT C
Service Fee Schedule*

Account Range Minimum	Account Range Maximum	Annual Fee Per Account	Monthly Fee Per Account
	$11,249	$75	$4.25
$11,250	$16,874	$120	$6.75
$16,875	$25,249	$160	$10.00
$25,250	$37,999	$250	$14.00
$38,000	$56,999	$400	$21.25
$57,000	$85,499	$570	$31.50
$85,500	$128,000	$825	$45.75
$128,001	$192,000	$1300	$69.00
$192,001	No Maximum	$2200	$138.75

*PSS will invoice the Issuer monthly.
The Minimum Service Fee shall be $5,000 per month.
Termination Fee
A fee for the termination of the Servicing Agreement (“Termination Fee”) will be due and payable upon any termination of the Agreement without cause. This Termination Fee is also payable to PSS upon the sale, bankruptcy, merger, or full or partial call of the Preferred Shares of the Company or withdrawal of the Offering, if applicable. The Termination Fee will be an amount equal to five (5) times the most recent quarter’s Service Fee annualized (or the equivalent of twenty (20) times the most recent quarter’s Service Fee).
Close Out Service Fee
Upon the determined closing of the Offering (“Scheduled Closing Date”), the Issuer will pay PSS a monthly fee in the amount of seventy five thousand dollars ($75,000) for the six (6) months prior to the closing of the Offering.